Exhibit 10.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NATIONAL ENERGY GROUP, INC.,
A DELAWARE CORPORATION,
AREP OIL & GAS LLC,
A DELAWARE LIMITED LIABILITY COMPANY
AND
NEG IPOCO, INC.
A DELAWARE CORPORATION
DATED: DECEMBER 7, 2005

Execution Copy

Execution Copy
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Execution Copy
Company Disclosure Schedule
AREP Oil & Gas Disclosure Schedule
Exhibit A — Affiliate Letter
Exhibit B — Certain Financing and Other Transactions
Exhibit C — Form of Certificate of Incorporation of IPO Co.
Schedule 1.7 — Calculation of Percentage
Schedule 4.11 — Affiliates
iii

Execution Copy
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 7, 2005, is by and among NATIONAL ENERGY GROUP, INC., a Delaware corporation (the “Company”), AREP OIL & GAS LLC, a Delaware limited liability company (“AREP Oil & Gas”), NEG IPOCO, INC., a Delaware corporation (“IPO Co.”) wholly owned by AREH (as hereafter defined), and, solely for purposes of Sections 3.2, 3.3 and 4.16 of this Agreement, AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (“AREH”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 7.8 of this Agreement.
WHEREAS, AREP Oil & Gas owns an aggregate of 5,597,824 shares of common stock, par value $.01 share, of the Company (the “Company Common Stock”), constituting approximately 50.1% of the total outstanding capital stock of the Company, and wishes to include the Company in a series of transactions, including a business combination and concurrent initial public offering, all as contemplated herein.
WHEREAS, the Board of Directors of the Company (the “Company Board”), based on the recommendation of a special committee thereof consisting solely of Robert H. Kite (the “Special Committee”), has (a) determined that the merger of the Company with and into IPO Co. (the “Merger”), with IPO Co. continuing as the surviving corporation, whereby each Share (as defined below) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive a number of fully paid and nonassessable shares of IPO Co. Common Stock (as defined below) equal to the Exchange Ratio (as defined below), is fair to, and in the best interests of, holders of such Shares (other than AREP Oil & Gas and its affiliates), and (b) approved and adopted this Agreement and the transactions contemplated hereby and declared their advisability.
WHEREAS, AREP Oil & Gas has advised the Company that (i) it is a buyer, and not a seller, as regards its interest in the Company and its affiliates and (ii) it is willing to support the Merger and has no interest in supporting, as a stockholder of the Company, a transaction for the sale of its stock, or any merger or other disposition of the Company or its assets, to a third party.
WHEREAS, the Board of Directors of AREP Oil & Gas and the Board of Directors of IPO Co. have approved this Agreement and have determined that the Agreement and the Merger are advisable and in the best interests of their respective members and stockholders, as the case may be, and AREH, as the sole stockholder of IPO Co., will, immediately following the execution hereof by the parties hereto, approve and adopt this Agreement.
WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, AREP Oil & Gas and IPO Co. hereby agree as follows:

ARTICLE I
THE MERGER
          Section 1.1 The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into IPO Co. (the “Merger”). Following the Merger, IPO Co. shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Company shall cease. The Merger is intended to qualify as a tax free reorganization under Section 368(a) of the Code.
          Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), the parties hereto shall (a) cause the Merger to be consummated by filing a duly executed and acknowledged Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL and (b) make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, or such later time as AREP Oil & Gas and the Company may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
          Section 1.3 Closing of the Merger. The closing of the Merger (the “Closing”) will take place substantially contemporaneously with the consummation of the IPO Transaction (the “Closing Date”), at the offices of AREP Oil & Gas, located at 100 South Bedford Road, Mt. Kisco, NY, unless another time, date or place is agreed to in writing by the parties hereto.
          Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and IPO Co. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and IPO Co. shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
          Section 1.5 Organizational Documents. The certificate of incorporation and bylaws of IPO Co. in effect at the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with Applicable Law; provided, however, that at the Effective Time, the certificate of incorporation of IPO Co. will be amended to change the name of IPO Co. to a name specified by AREP Oil & Gas. The certificate of incorporation of IPO Co. in effect at the Effective Time shall be substantially in the form attached hereto as Exhibit C.
          Section 1.6 Directors, Officers, Managers, etc. The directors, officers and/or managers of IPO Co. at the Effective Time shall be the initial directors, officers and/or managers of the Surviving Corporation, each to hold office in accordance with the organizational documents of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.
          Section 1.7 Conversion of Shares.
     (a) At the Effective Time, each share of Company Common Stock (individually a “Share” and collectively the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company’s treasury or by any of the Company’s subsidiaries) shall, by virtue of the Merger and without any action on the part of AREP Oil & Gas, IPO Co., the Company or the holder thereof, be converted into the right to receive that fraction of a fully-paid and non-assessable share of common stock, par value $.01 per share, of IPO Co. (“IPO Co. Common Stock”) equal to the Exchange Ratio (as defined below) (the “Merger Consideration”).
     (b) The “Exchange Ratio” shall be determined by multiplying 0.00000008936 [i.e., 1 / 11,190,650 (the number of outstanding Shares)] by the Share Amount (as hereafter defined). The “Share Amount” shall mean that number of shares of IPO Co. Common Stock which results in the holders of the Shares receiving, in the aggregate, a 7.990% (the “Percentage”) economic interest in the entire equity of the Enterprise (as hereafter defined) immediately prior to consummation of the IPO Transaction; provided, however, that the parties acknowledge and agree that: (i) the Percentage is based upon the assumption that the Enterprise will be subject to $500 million of net indebtedness (i.e., total indebtedness minus cash) immediately prior to or simultaneously with consummation of the IPO Transaction (after all incurrences and repayments of debt contemplated in Exhibit B hereto and excluding intercompany notes of the members of the Enterprise and their subsidiaries); (ii) to the extent that the Enterprise is subject to less than $500 million of net indebtedness at such time (after all incurrences and repayments of debt contemplated in Exhibit B hereto and excluding intercompany notes of the members of the Enterprise and their subsidiaries), the Percentage will be reduced by subtracting the Adjustment Amount (as hereafter defined) from the Percentage; and (iii) to the extent that the Enterprise is subject to in excess of $500 million of net indebtedness at such time (after all incurrences and repayments of debt contemplated in Exhibit B hereto and excluding intercompany notes of the members of the Enterprise and their subsidiaries), the Percentage will be increased by adding the Adjustment Amount to the Percentage. The “Adjustment Amount” shall mean the product of (x) 0.6322% and (y) that fraction obtained by dividing the positive difference between $500 million and the actual net indebtedness of the Enterprise immediately prior to or simultaneously with consummation of the IPO Transaction (after all incurrences and repayments of debt contemplated in Exhibit B hereto and excluding intercompany notes of the members of the Enterprise and their subsidiaries) by $100 million. Set forth on Schedule 1.7 hereto is an example of how the Percentage shall be calculated. At Closing, the remaining economic interest in the Enterprise will be held, directly or indirectly, by AREH. The term “Enterprise” shall mean a combination or consolidation of entities which includes 100% of the equity interests in each of AREP Oil & Gas, National Onshore, National Offshore and the Company.

     (c) Each of the parties acknowledge and agree that the structure of the IPO Transaction and the transactions described in Exhibit B have not been determined as of the date of this Agreement but the parties will work together in good faith to ensure that, regardless of the structure of such transactions, the holders of the Shares will receive in the Merger, in the aggregate, the Percentage, it being understood that the percentage interests of such holders in the Enterprise shall be reduced as a result of the issuance of shares of IPO Co. Common Stock pursuant to the IPO Transaction. The dilution resulting from the issuance of shares of IPO Co. Common Stock pursuant to the IPO Transaction will be borne equally by all holders of the IPO Co. Common Stock prior to the IPO Transaction (based upon the number of shares held). Attached as Schedule 1.7 is an example of the proportionate economic interests based on the assumptions set forth therein.
     (d) The parties acknowledge and agree that, following consummation of the IPO Transaction, there will be no restrictions or limitations, other than as imposed by applicable law, on any transactions by IPO Co., including, without limitation, any issuances of securities by IPO Co. (whether involving the issuance of shares of IPO Co. Common Stock pursuant to any employee or executive option plan or other equity incentive plan adopted by IPO Co., the issuance of shares of IPO Co. Common Stock in connection with any secondary equity offering, the issuance of shares of IPO Co. Common Stock upon conversion of any convertible equity or debt securities that IPO Co. may issue in the future, or otherwise), or any adjustment, antidilution protection or preemptive right in respect thereof. The receipt of the Percentage is only for purposes of determining the Merger Consideration and is not an ongoing obligation, and neither IPO Co. nor any other person shall have any duty to cause the Percentage to be maintained following the Merger.
     (e) The parties further acknowledge and agree that: (i) the structure of the IPO Transaction may involve IPO Co. owning an equity interest in AREP Oil & Gas, with the remaining interest (the “Interest”) as of the Closing owned by AREH or affiliates of AREH which would be convertible into shares of IPO Co. Common Stock based upon AREH’s pro rata ownership in the Enterprise (subject to typical anti-dilution protections) (the “Convertible Option”) as a result of the Interest; (ii) initial capital accounts in AREP Oil & Gas will be set at fair market value; and (iii) at the formation of IPO Co., AREH will be issued a share or shares of non-redeemable Class B Common Stock of IPO Co. which will provide AREH with that percentage of the outstanding voting power of IPO Co. Common Stock equivalent to the number of shares of IPO Co. Common Stock it would obtain upon exercise of the Convertible Option; provided, however, that such Class B Common Stock shall not be entitled to any dividends or liquidation preference (other than a nominal preference not to exceed $1,000 in the aggregate) over the shares of IPO Co. Common Stock. Attached as Schedule 1.7 is an example of AREH’s conversion and voting rights.
     (f) At the Effective Time, each Share held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any party, be canceled, retired and cease to exist, and no shares of IPO Co. Common Stock shall be delivered with respect thereto.

     (g) At the Effective Time, each share of common stock and Class B Common Stock of IPO Co. issued and outstanding immediately prior to the Effective Time shall remain outstanding.
          Section 1.8 Dissenters’ Rights. In accordance with Section 262 of the DGCL, the holders of the Shares shall not be entitled to dissenters’ or appraisal rights.
          Section 1.9 Exchange of Certificates.
     (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, the Surviving Corporation shall deliver to a depository or trust institution of recognized standing selected by AREP Oil & Gas and reasonably acceptable to the Company (the “Exchange Agent”) for the benefit of the holders of Shares for exchange in accordance with this Article I: (i) certificates representing the appropriate number of shares of IPO Co. Common Stock issuable pursuant to Section 1.7 as of the Effective Time; and (ii) cash to be paid in lieu of fractional shares of IPO Co. Common Stock (such shares of IPO Co. Common Stock and such cash, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”) pursuant to Section 1.9(f) below, in exchange for outstanding Shares.
     (b) Not later than two (2) Business Days after the Effective Time, AREP Oil & Gas shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose shares were converted into the right to receive shares of IPO Co. Common Stock pursuant to Section 1.7: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as AREP Oil & Gas and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of IPO Co. Common Stock, together with any dividends or distributions with respect thereto, and, if applicable, cash to be paid for fractional shares of IPO Co. Common Stock. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be issued a certificate representing that number of whole shares of IPO Co. Common Stock and, if applicable, a check representing the cash consideration to which such holder is entitled on account of a fractional share of IPO Co. Common Stock that such holder has the right to receive pursuant to the provisions of this Article I and any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of IPO Co. Common Stock and a check representing the amount of consideration payable in lieu of fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(c), shall be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of IPO Co. Common Stock and cash in lieu of any fractional shares of IPO Co. Common Stock as contemplated by this Section 1.9 and any other distributions to which such holder is entitled pursuant to Section 1.9(c).
     (c) No dividends or other distributions declared or made after the Effective Time with respect to IPO Co. Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of IPO Co. Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Law, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of IPO Co. Common Stock issued in exchange therefor without interest (i) promptly, the amount of any cash payable in lieu of a fractional share of IPO Co. Common Stock to which such holder is entitled pursuant to Section 1.9(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of IPO Co. Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of IPO Co. Common Stock.
     (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder of such shares of IPO Co. Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that AREP Oil & Gas or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.
     (e) All shares of IPO Co. Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.9(c) or 1.9(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to IPO Co.’s obligation to pay any dividends or make any other distributions with a record date prior to the date of this Agreement that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of IPO Co. of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to IPO Co. for any reason, they shall be canceled and exchanged as provided in this Article I.
     (f) No fractions of a share of IPO Co. Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of IPO Co. Common Stock (based upon the aggregate number of shares of IPO Co. Common Stock that would have been issued to such holder absent this provision) shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for IPO Co. Common Stock, as reported by the securities exchange or quotation service on which shares of IPO Co. Common Stock are traded or quoted, on the first Business Day immediately following the Effective Time that such a quote is available, by the fractional share interest to which such holder would otherwise be entitled. For example, if a holder would receive, in the aggregate 100.25 shares of IPO Co. Common Stock in exchange for his aggregate holdings of Company Common Stock, then he would be entitled to receive cash in respect of 0.25 shares of IPO Co. Common Stock. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify IPO Co., and IPO Co. shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 1.9(b) and (c).
     (g) Any portion of the Exchange Fund that remains undistributed to the holders of Shares upon the expiration of one (1) year after the Effective Time shall be delivered to IPO Co. upon demand and any holders of Shares who have not theretofore complied with this Article 1 shall thereafter look only to IPO Co. as general creditors for payment of their claim for IPO Co. Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to IPO Co. Common Stock.
     (h) Neither the Surviving Corporation nor IPO Co. shall be liable to any holder of Shares or IPO Co. Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
     (i) Each of IPO Co. and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local tax Law. To the extent that amounts are so withheld by IPO Co. or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by IPO Co. or the Exchange Agent, as the case may be.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to AREP Oil & Gas and IPO Co., subject to the exceptions set forth in the Disclosure Schedule (the “Company Disclosure Schedule”) delivered by the Company to AREP Oil & Gas and IPO Co. in accordance with Section 4.10 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:
     Section 2.1 Organization.
     (a) Each of the Company and its subsidiaries is duly organized, validly existing and, except as set forth in Section 2.1 of the Company Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, the Company has no operating subsidiaries other than those incorporated in a state of the United States.
     (b) Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. When used in connection with the Company or its subsidiaries, the term “Material Adverse Effect on the Company” means any circumstance, change in, or effect on the Company and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the operations, financial condition, earnings or results of operations, or the business (financial or otherwise), of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Company: (i) a change in the market price or trading volume of the Company Common Stock; (ii) a failure by the Company to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 2.1(b)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations; (iii) conditions affecting the oil and gas industry as a whole or the U.S. economy as a whole; or (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     Section 2.2 Capitalization.
     (a) The authorized capital stock of the Company consists of Fifteen Million (15,000,000) Shares, of which, as of the date of this Agreement, 11,190,650 Shares were issued and outstanding and One Million (1,000,000) shares of preferred stock, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company, except as set forth above, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company or any of its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or any of its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights other than as set forth in the limited liability company operating agreement of NEG Holding LLC (collectively “Company Securities”). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding rights or obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.
     (b) All of the outstanding capital stock of the Company’s subsidiaries owned by the Company is owned, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Applicable Law). Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no (i) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, (ii) options to acquire or (iii) other rights to acquire from the Company or any of its subsidiaries, any capital stock or other ownership interests in or any other securities of any subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in Section 2.2(b) of the Company Disclosure Schedule or that are otherwise not material, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.
     (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Section 2.3 Authority.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby, except (i) the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) the filing and recordation of appropriate merger documents as required. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by AREP Oil & Gas and IPO Co., constitutes the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) fiduciary obligations under the laws of the jurisdiction of its incorporation, or (iii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     (b) Without limiting the generality of the foregoing, the Special Committee, at a meeting duly called and held, has approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, holders of the Shares (other than AREH and its affiliates). The Board of Directors of the Company, based on the recommendation of the Special Committee, has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the Shares (other than AREH and its affiliates), and (ii) approved and adopted this Agreement and the transactions contemplated hereby and declared their advisability.
     Section 2.4 SEC Reports; Financial Statements.
     (a) The Company has filed all required forms, reports and documents (“Company SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since January 1, 2004, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date of this Agreement. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity in all material respects with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of any of the representations or warranties in this Section 2.4(a) as a result of any changes to the Company SEC Reports that the Company may make in response to comments received from the SEC on the S-4, the Information Statement or the S-1 (each as defined below).
     (b) The Company has heretofore made, and hereafter will make, available to AREP Oil & Gas a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Exchange Act.
             Section 2.5 Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Surviving Corporation in connection with the issuance of shares of IPO Co. Common Stock in the Merger (the “S-4”) will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the information statement relating to the written consent of AREP Oil & Gas, as the holder of a majority of the outstanding Shares, approving the Merger (the “Information Statement”) will, at the date mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading, or (iii) the registration statement on Form S-1 to be filed with the SEC by the Surviving Corporation in connection with the IPO Transaction (the “S-1”) will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by AREP Oil & Gas or IPO Co. that is contained in or omitted from any of the foregoing documents.

             Section 2.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets.
             Section 2.7 No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which it or any of its properties or assets are bound or (iii) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of its properties or assets.
             Section 2.8 No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than as publicly disclosed by the Company in the Company SEC Reports. Except as set forth in Section 2.8 of the Company Disclosure Schedule, between the date of filing of the latest Company SEC Report and the date of this Agreement, there have been no events, changes or effects with respect to the Company or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in Section 2.8 of the Company Disclosure Schedule, between the date of filing of the latest Company SEC Report and the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices. Except for increases in the ordinary course of business consistent with past practices or as set forth in Section 2.8 of the Company Disclosure Schedule, between the date of filing of the latest Company SEC Report and the date of this Agreement, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to (a) officers of the Company or any of its subsidiaries or (b) any employee of the Company or any of its subsidiaries.
             Section 2.9 Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or brought by any person that is material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Except as publicly disclosed by the Company in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.
             Section 2.10 Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”). Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in material compliance with the terms of the Company Permits. Except as publicly disclosed by the Company in the Company SEC Reports, to the knowledge of the Company, the businesses of the Company and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.
             Section 2.11 Vote Required; Record Date. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement. The record date for determining the stockholders of record entitled to take the action described in Section 4.6 will, pursuant to Section 213(b) of the DGCL, be December 7, 2005.
             Section 2.12 Tax Treatment. This Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 368 of the Code. Neither the Company (including any of its subsidiaries) nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

             Section 2.13 Opinion of Financial Adviser. Energy Spectrum Advisors, Inc. (the “Company Financial Adviser”) has delivered to the Special Committee its written opinion dated the date of this Agreement to the effect that, subject to the assumptions set forth therein, as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than affiliates of the Company). Such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion has been delivered to AREH.
             Section 2.14 Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to AREP Oil & Gas) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
AREP OIL & GAS AND IPO CO.
AREP Oil & Gas and IPO Co., subject to the exceptions set forth in the Disclosure Schedule (the “AREP Disclosure Schedule”) delivered by AREP Oil & Gas and IPO Co. to the Company in accordance with Section 4.10 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) hereby jointly and severally represent and warrant to the Company as follows:
     Section 3.1 Organization.
     (a) Each of AREP Oil & Gas and IPO Co. is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     (b) Each of AREP Oil & Gas and IPO Co. is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on AREP Oil & Gas. When used in connection with AREP Oil & Gas or IPO Co. the term “Material Adverse Effect on AREP Oil & Gas” means any circumstance, change in, or effect on AREP Oil & Gas and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the operations, financial condition, assets, earnings, or results of operations, or the business (financial or otherwise) of AREP Oil & Gas and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on AREP Oil & Gas: (i) a change in the market price or trading volume of the depositary units representing limited partner interests in American Real Estate Partners, L.P. (“AREP”);

(ii) a failure by AREP or AREP Oil & Gas to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 3.1(b)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations; (iii) conditions affecting the oil & gas industry as a whole or the U.S. economy as a whole; or (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.
     Section 3.2 Ownership.
     (a) AREH owns 100% of the issued and outstanding membership interests in AREP Oil & Gas; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of AREP Oil & Gas (the “AREP Oil & Gas Operating Agreement”) and are fully paid (to the extent required under the AREP Oil & Gas Operating Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act); and AREH owns its membership interests free and clear of all liens, encumbrances, security interests, equities, charges or claims.
     (b) AREH owns 100% of the issued and outstanding capital stock of IPO Co.; such capital stock has been duly authorized and validly issued and is fully paid and nonassessable; and AREH owns such capital stock free and clear of all liens, encumbrances, security interests, equities, charges or claims.
     (c) AREP Oil & Gas owns 5,597,824 shares of the issued and outstanding shares of Company Common Stock, which constitutes approximately 50.1% of the issued and outstanding shares of Company Common Stock (the “NEG Interest”); and AREP Oil & Gas owns such capital stock free and clear of all liens, encumbrances, security interests, equities, charges or claims.
     (d) AREP Oil & Gas owns a membership interests in NEG Holding LLC (“NEG Holding”) calculated in accordance with the limited liability company agreement of NEG Holding (the “NEG Holding Operating Agreement”); such membership interest (the “NEG Holding Membership Interest”) has been duly authorized and validly issued in accordance with the NEG Holding Operating Agreement and is fully paid (to the extent required under the NEG Holding Operating Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act); and AREP Oil & Gas owns its membership interest free and clear of all liens, encumbrances, security interests, equities, charges or claims.
     (e) AREP Oil & Gas wholly owns the sole general partner of each of National Onshore, LP, a Delaware limited partnership (“National Onshore”), and National

Offshore, LP, a Delaware limited partnership (“National Offshore”). Such general partner interests have been duly authorized and validly issued in accordance with the Agreement of Limited Partnership of National Onshore, as amended (the “National Onshore Partnership Agreement”) and the Agreement of Limited Partnership of National Offshore, as amended (the “National Offshore Partnership Agreement”); and AREP Oil & Gas owns such general partner interests free and clear of all liens, encumbrances, security interests, equities, charges or claims.
     (f) AREP Oil & Gas wholly owns the sole limited partner of each of National Onshore and National Offshore; such limited partner interests represented thereby have been duly authorized and validly issued in accordance with each of the National Onshore Partnership Agreement and the National Offshore Partnership Agreement and are fully paid (to the extent required under the National Onshore Partnership Agreement and the National Offshore Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Section 17-607 of the Delaware LP Act).
             Section 3.3 Authority. Each of AREP Oil & Gas and IPO Co. has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of AREP Oil & Gas, and the board of directors of IPO Co., and AREH, as the sole stockholder of IPO Co., will, immediately following the execution hereof by the parties hereto, approve and adopt this Agreement, and no other proceedings on the part of AREH, AREP Oil & Gas or IPO Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of, AREP Oil & Gas and IPO Co. and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of AREP Oil & Gas and IPO Co. enforceable against each of AREP Oil & Gas and IPO Co. in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
             Section 3.4 Financial Statements. AREP Oil & Gas has delivered to the Company unaudited consolidated balance sheets and unaudited statements of operations as of and for the year ended December 31, 2004 and the nine months ended September 30, 2005 (the “AREP Oil & Gas Financial Statement”). The AREP Oil & Gas Financial Statements fairly present in all material respects the financial position and results of operations of AREP Oil & Gas as of the dates and for the periods indicated. The AREP Oil & Gas Financial Statements have been prepared in accordance with GAAP consistently applied (except that the AREP Oil & Gas Financial Statements do not contain all of the financial statements or the notes required under GAAP). The balance sheet for the nine months ended September 30, 2005 continues to reflect the financial condition of AREP Oil & Gas as of the date of this Agreement in all material respects (subject to the occurrence of the Minden Field acquisition and related borrowings and changes occurring in the ordinary course of business).

             Section 3.5 Information Supplied. None of the information supplied or to be supplied by AREP Oil & Gas or IPO Co. in writing for inclusion or incorporation by reference to (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Information Statement will at the date mailed to stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading, or (iii) the S-1 will at the time the S-1 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The S-4 and the S-1 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, none of AREP Oil & Gas or IPO Co. makes any representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company that is contained in or omitted from any of the foregoing documents.
             Section 3.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by AREP Oil & Gas or IPO Co. of this Agreement or the consummation by AREP Oil & Gas or IPO Co. of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by AREP Oil & Gas or IPO Co. nor the consummation by AREP Oil & Gas or IPO Co. of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of AREP Oil & Gas or IPO Co., (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which AREP Oil & Gas or IPO Co. is a party or by which any of them or any of their respective properties or assets are bound or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to AREP Oil & Gas or IPO Co. or any of their respective properties or assets.
             Section 3.7 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of AREP Oil & Gas threatened, against AREP Oil & Gas or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Neither AREP Oil & Gas nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

             Section 3.8 Tax Treatment. This Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 368 of the Code. None of AREP Oil & Gas or IPO Co. nor, to the knowledge of AREP Oil & Gas, any of their affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.
             Section 3.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AREP Oil & Gas or IPO Co.
             Section 3.10 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, IPO Co. has not incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.
             Section 3.11 No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 3.11 of the AREP Disclosure Schedule, as of the date of this Agreement, neither AREP Oil & Gas nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of AREP Oil & Gas (including the notes thereto), other than (i) as publicly disclosed by AREP in any reports or documents filed by AREP with the SEC (the “AREP SEC Reports”), (ii) as set forth in the AREP Oil & Gas Financial Statements and (iii) liabilities or obligations incurred since the date of the AREP Oil & Gas Financial Statements in the ordinary course of business and consistent with past practice. Except as set forth in Section 3.11 of the AREP Disclosure Schedule, between the date of filing of the latest AREP SEC Report and the date of this Agreement, there have been no events, changes or effects with respect to AREP Oil & Gas or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect on AREP Oil & Gas. Without limiting the generality of the foregoing, except as set forth in Section 3.11 of the AREP Disclosure Schedule, between the date of filing of the latest AREP SEC Report and the date of this Agreement, AREP Oil & Gas and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices. Except for increases in the ordinary course of business consistent with past practices or as set forth in Section 3.11 of the AREP Disclosure Schedule, between the date of filing of the latest AREP SEC Report and the date of this Agreement, there has not been any material increase in the compensation payable or that could become payable by AREP Oil & Gas or any of its subsidiaries to (a) officers of AREP Oil & Gas or any of its subsidiaries or (b) any employee of AREP Oil & Gas or any of its subsidiaries.
             Section 3.12 Compliance with Applicable Law. Except as publicly disclosed by AREP in the AREP SEC Reports, AREP Oil & Gas and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “AREP Oil & Gas Permits”). Except as publicly disclosed by AREP in the AREP SEC Reports, AREP Oil & Gas and its subsidiaries are in material compliance with the terms of AREP Oil & Gas Permits. Except as publicly disclosed by AREP in the AREP SEC Reports, to the knowledge of AREP Oil & Gas, the businesses of AREP Oil & Gas and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by AREP in the AREP SEC Reports, no investigation or review by any Governmental Entity with respect to AREP Oil & Gas or any of its subsidiaries is pending or, to the knowledge of AREP Oil & Gas, threatened, nor, to the knowledge of AREP Oil & Gas, has any Governmental Entity indicated an intention to conduct the same.
             Section 3.13 Capitalization. The authorized capital stock of IPO Co. consists of Fifty Million (50,000,000) shares of common stock, of which, as of the date of this Agreement, 1 share was issued and outstanding, One (1) share of Class B Common Stock, of which, as of the date of this Agreement, 1 share was issued and outstanding, and One Million (1,000,000) shares of preferred stock, no shares of which are outstanding. All of the outstanding shares of common stock and Class B Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as contemplated by this Agreement (including the schedules and exhibits hereto), there are outstanding (i) no shares of capital stock or other voting securities of IPO Co., except as set forth above, (ii) no securities of IPO Co. or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of IPO Co., (iii) no options, preemptive or other rights to acquire from the IPO Co. or any of its subsidiaries, and no obligations of IPO Co. or any of its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of IPO Co. and (iv) no equity equivalent interests in the ownership or earnings of IPO Co. or its subsidiaries or other similar rights (collectively “IPO Co. Securities”). As of the date of this Agreement, there are no outstanding rights or obligations of IPO Co. or any of its subsidiaries to repurchase, redeem or otherwise acquire any IPO Co. Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the IPO Co. is a party or by which it is bound relating to the voting or registration of any shares of capital stock of IPO Co.
ARTICLE IV
COVENANTS
             Section 4.1 Conduct of Business of the Company. Except as contemplated by this Agreement or in connection with the IPO Transaction or as described on Exhibit B or in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as contemplated by this Agreement or in connection with the IPO Transaction or as described on Exhibit B or in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of AREP Oil & Gas:
     (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);
     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);
     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;
     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);
     (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any subsidiary;
     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under lines of credit in the ordinary course of business, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;
     (g) except as may be required by Applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of this Agreement (including the granting of stock appreciation rights or performance units);
     (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date of this Agreement, the terms of which are in all material respects completely and correctly disclosed on Schedule 4.1(h) or as required by applicable federal, state or local law or regulations;
     (i) acquire, sell, lease, license, transfer, distribute or otherwise dispose of any material assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practices;
     (j) except as may be required as a result of a change in law or in GAAP, materially change any of the accounting principles, practices or methods used by it;
     (k) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein;
     (l) make any material tax election or settle or compromise any material income tax liability or permit any material insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to AREP Oil & Gas is obtained and in effect;
     (m) fail to file any tax returns when due (or, alternatively, fail to file for available extensions) or fail to cause such tax returns when filed to be complete and accurate in all material respects;
     (n) fail to pay any taxes or other material debts when due;
     (o) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would be material to the Company;
     (p) take any action or fail to take any action that could reasonably be expected to limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder; or
     (q) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(p) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the exhibits hereto) untrue or incorrect).
             Section 4.2 Conduct of Business of AREP Oil & Gas and IPO Co.. Except as contemplated by this Agreement or in connection with the IPO Transaction or as described on Exhibit B or in Section 4.2 of the AREP Oil & Gas Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, each of AREP Oil & Gas and IPO Co. will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as contemplated by this Agreement or in connection with the IPO Transaction or as described on Exhibit B or in Section 4.2 of the AREP Oil & Gas Disclosure Schedule, prior to the Effective Time, neither AREP Oil & Gas, IPO Co. nor any of their subsidiaries will, without the prior written consent of the Company:
     (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);
     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);
     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;
     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AREP Oil & Gas, IPO Co. or any of their subsidiaries (other than the Merger);
     (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any subsidiary;
     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under lines of credit in the ordinary course of business, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of AREP Oil & Gas or IPO Co. incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of AREP Oil & Gas or IPO Co. or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of AREP

Oil & Gas, IPO Co. or any of their subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;
     (g) except as may be required by Applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of this Agreement (including the granting of stock appreciation rights or performance units);
     (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date of this Agreement, the terms of which are in all material respects completely and correctly disclosed on Schedule 4.2(h) or as required by applicable federal, state or local law or regulations;
     (i) acquire, sell, lease, license, transfer, distribute or otherwise dispose of any material assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practices;
     (j) except as may be required as a result of a change in law or in GAAP, materially change any of the accounting principles, practices or methods used by it;
     (k) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein;
     (l) make any material tax election or settle or compromise any material income tax liability or permit any material insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to the Company is obtained and in effect;
     (m) fail to file any tax returns when due (or, alternatively, fail to file for available extensions) or fail to cause such tax returns when filed to be complete and accurate in all material respects;
     (n) fail to pay any taxes or other material debts when due;
     (o) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would be material to AREP Oil & Gas or IPO Co.;
     (p) take any action or fail to take any action that could reasonably be expected to limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of AREP Oil & Gas, IPO Co. or their subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder; or

     (q) take or agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through 4.2(p) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of AREP Oil & Gas or IPO Co. contained in this Agreement (including the exhibits hereto) untrue or incorrect).
             Section 4.3 Preparation of S-4, the Information Statement and the S-1. The Company and AREP Oil & Gas shall diligently work together and promptly prepare and file with the SEC the Information Statement, the S-4 and the S-1, respectively. Each of AREP Oil & Gas and the Company shall use all reasonable efforts to have the S-4 and the S-1 declared effective under the Securities Act as promptly as practicable after such filing. AREP Oil & Gas shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of IPO Co. Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.
             Section 4.4 No Solicitation or Negotiation.
     (a) The Company, its affiliates (as reasonably determined by the Company) and their respective officers and other employees with managerial responsibilities, directors, representatives (including the Financial Advisor or any other investment banker and any attorneys and accountants) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company also agrees promptly to request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than AREP Oil & Gas and IPO Co. or any designees of AREP Oil & Gas and IPO Co.) concerning any Third Party Acquisition.
     (b) The Company Board shall not approve or recommend, or cause or permit the Company to enter into any agreement or obligation with respect to, any Third Party Acquisition.
     (c) For the purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than AREP Oil & Gas, IPO Co. or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of any material portion (which shall include fifteen percent (15%) or more) of the assets of the Company and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; or (vi) the acquisition (or any group of acquisitions) by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company.
     Section 4.5 Comfort Letters.
     (a) The Company shall use all reasonable efforts to cause Grant Thornton LLP to deliver a letter dated not more than five days prior to the date on which each of the S-4 and the S-1 shall become effective and addressed to itself and AREP Oil & Gas and their respective Boards of Directors in form and substance reasonably satisfactory to AREP Oil & Gas and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and information statements similar to the S-4, the Information Statement and the S-1.
     (b) AREP Oil & Gas shall use all reasonable efforts to cause Grant Thornton LLP to deliver a letter dated not more than five days prior to the date on which each of the S-4 and the S-1 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and information statements similar to the S-4, the Information Statement and the S-1.
             Section 4.6 Written Consent. AREP Oil & Gas agrees that immediately following the execution and delivery of this Agreement by the parties hereto, it shall deliver to the Company at its principal place of business a duly executed and dated written consent (the “Written Consent”) with respect to all Shares owned by it approving and adopting the Agreement as required by Section 251 of the DGCL. Following such delivery of the Written Consent, the Company shall provide to its stockholders the notice required pursuant to Section 228(e) of the DGCL.
             Section 4.7 Stock Exchange Listing. AREP Oil & Gas shall use all reasonable efforts to cause the shares of IPO Co. Common Stock to be issued in the Merger to be approved for listing on a national securities exchange or inter-dealer quotation system (an “Exchange”), subject to official notice of issuance, prior to the Effective Time.
             Section 4.8 Access to Information.
     (a) Between the date of this Agreement and the Effective Time, the Company will give AREP Oil & Gas and its authorized representatives reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities, to all books and records and all personnel files of current employees of the Company and its subsidiaries as AREP Oil & Gas may reasonably require, and will cause its officers and those of its subsidiaries to furnish AREP Oil & Gas with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as AREP Oil & Gas may from time to time reasonably request. Notwithstanding the foregoing, access to the Company’s personnel files shall be only permitted to AREP Oil & Gas’s employees for which access is reasonably necessary to facilitate the consummation of the Merger and the transactions contemplated thereby. Without limiting any of AREP Oil & Gas’s other confidentiality obligations, AREP Oil & Gas shall maintain all information contained in the Company’s personnel files in strictest confidence, will not use such information in violation of any applicable laws, and shall not disclose such information to any third party whatsoever without the prior written consent of the Company and the applicable employee or employees. Between the date of this Agreement and the Effective Time, AREP Oil & Gas shall make available to the Company, as reasonably requested by the Company, a designated officer of AREP Oil & Gas to answer questions and make available such information regarding AREP Oil & Gas and its subsidiaries as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.
     (b) Between the date of this Agreement and the Effective Time, the Company shall furnish to AREP Oil & Gas (1) within two (2) Business Days following preparation thereof (and in any event within twenty (20) Business Days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, and (3) within two (2) Business Days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows, all of such financial statements referred to in clauses (1), (2) and (3) to prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.
     (c) Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement.
             Section 4.9 Public Announcements. Neither AREP Oil & Gas and IPO Co., on the one hand, nor the Company, on the other hand, shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any Third Party Acquisition, without the prior consent of AREP Oil & Gas and IPO Co. (in the case of the Company) or the Company (in the case of AREP Oil & Gas and IPO Co.), which consent shall not be unreasonably withheld, except as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the New York Stock Exchange or the OTC Bulletin Board. The first public announcement of this

Agreement and the Merger shall be a joint press release agreed upon by AREP Oil & Gas, IPO Co. and the Company.
             Section 4.10 Notification of Certain Matters. The Company shall give prompt notice to AREP Oil & Gas and IPO Co., and AREP Oil & Gas and IPO Co. shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate such that the conditions in Section 5.2(a) or 5.3(a) would not be satisfied at or prior to the Effective Time and (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.
             Section 4.11 Affiliates.
     (a) The Company shall use all reasonable efforts to obtain from a person that may be deemed to be affiliates of the Company under Rule 145 of the Securities Act (“Company Affiliates”), each of which is listed in Schedule 4.11 hereto and from any person who may be deemed to have become a Company Affiliate, after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.
     (b) IPO Co. shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of IPO Co. Common Stock by stockholders of the Company who may be affiliates of the Company or AREP Oil & Gas pursuant to Rule 145 under the Securities Act.
             Section 4.12 Additions to and Modification of Disclosure Schedules. Concurrently with the execution and delivery of this Agreement, the Company has delivered the Company Disclosure Schedule and AREP Oil & Gas has delivered the AREP Oil & Gas Disclosure Schedule, each of which includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to AREP Oil & Gas and IPO Co., and AREP Oil & Gas and IPO Co. shall deliver to the Company, such additions to or modifications of any Sections of the Company Disclosure Schedule or the AREP Oil & Gas Disclosure Schedule, as the case may be, necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company or AREP Oil & Gas, as the case may be, after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 2, nor limit the rights and remedies of (i) AREP Oil & Gas and IPO Co. under this Agreement for any breach by the Company of such representation and warranties or (ii) the Company under this Agreement for any breach by AREP Oil & Gas of such representation and warranties; provided, further, that failure to comply with the disclosure obligations required hereunder shall not be deemed to constitute a failure of the conditions set forth in Sections 5.2(b) or 5.3(b) unless the information to be disclosed would constitute a breach of representations or warranties that would cause a failure of the conditions set forth in Section 5.2(a) or 5.3(a) as the case may be.
               Section 4.13 Access to Company Employees. The Company agrees to provide AREP Oil & Gas with, and to cause each of its subsidiaries to provide AREP Oil & Gas with, reasonable access to its employees during normal working hours following the date of this Agreement, to among other things, deliver offers of continued employment and to provide information to such employees about AREP Oil & Gas. All communications by AREP Oil & Gas with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company’s efficient and orderly operation of its business.
               Section 4.14 Company Compensation and Benefit Plans. The Company agrees to take all actions necessary to amend, merge, freeze or terminate all compensation and benefit plans, effective at the Closing Date, as requested in writing by AREP Oil & Gas.
               Section 4.15 Certain Financing and Other Transactions. Notwithstanding any covenants or other agreements contained herein to the contrary which are applicable to the Company, AREP Oil & Gas or IPO Co., each of the parties: (i) acknowledges and agrees that the IPO Transaction and one or more of the transactions, agreements, events or matters described or contemplated on Exhibit B attached hereto (or similar transactions) may occur prior to, contemporaneously with or following the Effective Time; (ii) hereby consents to the IPO Transaction and each of such transactions, agreements, events and matters; and (iii) agrees that the foregoing shall in no event give rise to any right by any party to (a) assert that any other party has breached any representation, warranty, covenant or other agreement contained herein or that any condition to Closing has failed to occur or (ii) terminate this Agreement pursuant to Article VI.
               Section 4.16 Directors’ and Officers’ Indemnification and Insurance.
     (a) From and after the Effective Time, the Surviving Corporation shall, to an extent no less favorable than the certificate of incorporation, bylaws, indemnification agreements or other indemnification rights of the Company in effect as of the date of this Agreement (the “Existing Indemnification Agreements”), indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including, to the extent contemplated in the Existing Indemnification Agreements, attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), based on the fact that such person is or was a director or officer of the Company or any subsidiary of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (and, to the extent that the Existing Indemnification Agreements so provide, shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under DCGL).

     (b) The Surviving Corporation or, at AREH’s option, AREH or its affiliate, shall add as additional insured persons under its directors’ and officers’ liability insurance policy those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, and the Surviving Corporation or, at AREH’s option, AREH, shall use its reasonable best efforts to maintain such coverage in effect for a period of six years from and after the Effective Time; provided, however, that in no event shall the Surviving Corporation or AREH or its affiliate be required to expend pursuant to this Section 4.16(b) more than an amount per year equal to 100% of the current annual premiums paid by the Company for such insurance. Notwithstanding the foregoing, in lieu of providing any person coverage under a directors’ and officers’ liability insurance policy, AREH may elect (the “Election”) to indemnify such person, in which event (i) such person shall have the same rights against AREH (and no greater rights) that such person would have had under the Company’s directors’ and officers’ liability insurance policy in effect immediately prior to the Effective Time had such insurance policy been maintained in accordance with the previous sentence and (ii) AREH will make such person whole with respect to any tax liabilities incurred by such person as a result of any such indemnification payments to the extent, if any, that tax liabilities arising from such payments exceed any tax liabilities that would have been incurred if such payments had been made in respect of an insurance policy and related indemnification provisions had the Election not been exercised.
     (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or, at AREH’s option, AREH, shall assume the obligations set forth in this Section 4.16.
ARTICLE V
CONDITIONS TO CONSUMMATION OF THE MERGER
               Section 5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) this Agreement shall have been approved and adopted by the requisite vote or written consent of the stockholders of the Company;
     (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (c) the IPO Transaction shall have been consummated substantially contemporaneously with the Closing;
     (d) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Business after the Effective Time in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable; and
     (e) each of the S-4 and the S-1 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and IPO Co. shall have received all state securities laws or “blue sky” permits and authorizations necessary to issue shares of IPO Co. Common Stock in exchange for Shares in the Merger.
               Section 5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of AREP Oil & Gas and IPO Co. contained in this Agreement shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on AREP Oil & Gas) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, AREP Oil & Gas and IPO Co. shall have delivered to the Company a certificate to that effect, executed by an executive officer of AREP Oil & Gas and IPO Co.;
     (b) each of the covenants and obligations of AREP Oil & Gas and IPO Co. to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, AREP Oil & Gas and IPO Co. shall have delivered to the Company a certificate to that effect, executed by an executive officer of AREP Oil & Gas and IPO Co.; and
     (c) the shares of IPO Co. Common Stock issuable to the holders of the Shares pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for listing on an Exchange, upon official notice of issuance.
               Section 5.3 Conditions to the Obligations of AREP Oil & Gas and IPO Co.. The respective obligations of AREP Oil & Gas and IPO Co. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of the Company contained in this Agreement shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification), and, at the Closing, the Company shall have delivered to AREP Oil & Gas and IPO Co. a certificate to that effect, executed by an executive officer of the Company;
     (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to AREP Oil & Gas and IPO Co. a certificate to that effect, executed by an executive officer of the Company; and
     (c) AREP Oil & Gas shall have received from each affiliate of the Company referred to in Section 4.11(a) an executed copy of the letter attached hereto as Exhibit A.
ARTICLE VI
TERMINATION; AMENDMENT; WAIVER
               Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company’s stockholders:
     (a) by mutual written consent duly authorized by each of AREP Oil & Gas and IPO Co. and the Company (acting at the direction of the Special Committee);
     (b) by AREP Oil & Gas and IPO Co. or the Company (with the prior approval of the Special Committee) if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 1, 2006 (the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;
     (c) by the Company (acting at the direction of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of AREP Oil & Gas or IPO Co. set forth in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) shall have become incapable of fulfillment and such breach shall not have been waived by the Company; or
     (d) by AREP Oil & Gas or IPO Co.., upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 5.3(a) or Section 5.3(b) shall have become incapable of fulfillment and such breach shall not have been waived by the AREP Oil & Gas or IPO Co..
               Section 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2, Section 6.3 and Article VII hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.
               Section 6.3 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.
               Section 6.4 Amendment. This Agreement may be amended by action taken by the Company, AREP Oil & Gas and IPO Co. at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 4.12, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.
               Section 6.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE VII
MISCELLANEOUS
               Section 7.1 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements made herein and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.
               Section 7.2 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that each of AREP Oil & Gas and IPO Co. may assign any or all of its rights and obligations under this Agreement to any directly or indirectly wholly owned subsidiary of

AREH, but no such assignment shall relieve AREP Oil & Gas or IPO Co. of its obligations hereunder if such assignee does not perform such obligations.
               Section 7.3 Validity. If any term or other provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
               Section 7.4 Notices. All notices, requests, claims, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next Business Day after the date when sent and (D) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:
               (a) if to AREP Oil & Gas or IPO Co.:
c/o American Real Estate Holdings Limited Partnership
100 South Bedford Road
Mt. Kisco, New York 10549
Phone: (914) 242-7700
Fax: (914) 242-9282
Attention: Felecia Buebel Esq.
               with a copy (which shall not constitute notice) to:
Keith Schaitkin, Esq.
Assistant General Counsel
Icahn Associates Corp.
767 Fifth Avenue, 47th floor
New York, New York 10153
Phone: (212) 702-4300
Fax: (212) 688-1158
               (b) if to the Company to:

National Energy Group, Inc.
4925 Greenville Avenue, Suite 1400
Dallas, Texas 75206
Phone: (214) 692-9211
Fax: (214) 692-9310
Attention: Phillip D. Devlin, Esq.
               with a copy (which shall not constitute notice) to:
Baker Botts LLP
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Phone: (214) 953-6500
Fax: (214) 953-6503
Attention: Neel Lemon, Esq.
               (c) if to the Special Committee to:
Robert H. Kite
6910 E. 5th Avenue
Scottsdale, Arizona 85251
Phone: (480) 946-3000
Fax: (480) 946-9000
               with a copy (which shall not constitute notice) to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2781
Phone: (713) 221-1315
Fax: (713) 221-1212
Attention: Edgar J. Marston III
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
               Section 7.5 Governing Law and Venue; Waiver of Jury Trial.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this

Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.
     (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.
               Section 7.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
               Section 7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.
               Section 7.8 Certain Definitions. For the purposes of this Agreement the term:
     (a) “affiliate” means (except as otherwise provided in Section 4.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person. Notwithstanding the foregoing, for the purpose of this agreement, (i) affiliates of the Company shall be deemed to include NEG Holding LLC and its subsidiaries and (ii) neither the Company nor any of its subsidiaries (including NEG Holding LLC and its subsidiaries) shall be deemed to be affiliates of AREP Oil & Gas, IPO Co. or the Surviving Corporation.
     (b) “Applicable Law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date of this Agreement or as of the Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.
     (c) “Business Day” means any day other than a day on which the New York Stock Exchange is closed;
     (d) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;
     (e) “IPO Co.” shall have the meaning given such term in the Recitals of this Agreement but shall be broadly construed to mean the entity (which may be AREP Oil & Gas, an entity which owns an equity interest in AREP Oil & Gas or an affiliate of AREP Oil & Gas) that issues shares of common stock or other equity units pursuant to the S-1 in connection with the IPO Transaction.
     (f) “IPO Transaction” means a transaction or series of related transactions pursuant to which: (i) AREP Oil & Gas or an affiliate of AREP Oil & Gas will, directly or indirectly, be and become the owner of 100% of the equity interests in each of National Onshore, National Offshore and the Company; (ii) IPO Co. will acquire an equity interest in AREP Oil & Gas or such affiliate; and (iii) IPO Co. will issue shares of common stock or other equity units pursuant to the S-1.
     (g) “knowledge” or “known” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of any executive officer of the Company or AREP Oil & Gas, as the case may be.
     (h) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

     (i) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;
     (j) “subsidiary” or “subsidiaries” of the Company, AREP Oil & Gas, IPO Co., the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, AREP Oil & Gas, IPO Co., the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. Notwithstanding the foregoing, for the purpose of this agreement, (i) subsidiaries of the Company shall be deemed to include NEG Holding LLC and its subsidiaries and (ii) neither the Company nor any of its subsidiaries (including NEG Holding LLC and its subsidiaries) shall be deemed to be subsidiaries of AREP Oil & Gas, IPO Co. or the Surviving Corporation.
               Section 7.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or AREP Oil & Gas or IPO Co. or any officer, director, employee, agent, representative or investor of any party hereto.
               Section 7.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

NATIONAL ENERGY GROUP, INC.

By:	/s/ Bob G. Alexander

Name: Bob G. Alexander Title: President

AREP OIL & GAS LLC

By:	American Real Estate Holdings Limited Partnership, sole member

By American Property Investors, Inc. its general partner

By:	/s/ Keith A. Meister

Name: Keith A. Meister Title: Chief Executive Officer

NEG IPOCO, INC.

By:	Keith A. Meister

Name: Keith A. Meister Title: Chief Executive Officer
Solely for purposes of Sections 3.2, 3.3 and 4.16:

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
By: American Property Investors, Inc.

By:	Keith A. Meister

Name: Keith A. Meister Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger re National Energy Group]

EXHIBIT A
Form of Affiliate Letter
National Energy Group, Inc.
4925 Greenville Avenue, Suite 1400
Dallas, Texas 75206
[DATE]
Ladies and Gentlemen:
The undersigned, a holder of shares of common stock, par value $0.01 per share, of National Energy Group, Inc., a Delaware corporation (the “Company”), is entitled to receive in exchange for such shares, in connection with the merger (the “Merger”) of the Company with and into NEG IPOCO, INC., a Delaware corporation (“IPO Co.”), shares of Common Stock, par value $.01 per share, of IPO Co. (“IPO Co. Common Stock”). The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company as that term is defined for purposes of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Act”), although nothing contained herein should be construed as an admission of such fact or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.
If in fact the undersigned is an “affiliate” of the Company under the Act, the undersigned’s ability to sell, assign or transfer the IPO Co. Common Stock received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act. The undersigned understands that, except as set forth in the Agreement and Plan of Merger, dated as of December 7, 2005, among AREP Oil & Gas, IPO Co. and the Company, IPO Co. is under no obligation to register the sale, transfer or other disposition of the IPO Co. Common Stock by, or on behalf of, the undersigned or to take any other action necessary in order to make compliance with an exemption from such registration available; provided, however, that IPO Co. will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Exchange Act of 1934, as amended, to the extent required to enable the undersigned to sell IPO Co. Common Stock in accordance with Rules 144 and 145 promulgated under the Act.
The undersigned hereby represents to and covenants with IPO Co. that the undersigned will not sell, assign, transfer or otherwise dispose of any of the IPO Co. Common Stock received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other applicable limitations of Rules 144 and 145 promulgated under the Act or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to IPO Co. or as described in a “no-action” or interpretive letter from the Staff of the Securities and Exchange Commission, is not required to be registered under the Act.

In the event of a sale or other disposition by the undersigned of IPO Co. Common Stock received by the undersigned in the Merger pursuant to Rule 145, the undersigned will supply IPO Co. with evidence reasonably satisfactory to IPO Co. of compliance with Rule 145. The undersigned understands that IPO Co. may instruct its transfer agent to withhold the transfer of shares of IPO Co. Common Stock sold or disposed of by the undersigned, subject to receipt of such evidence of compliance. Following such receipt, IPO Co. shall instruct the transfer agent to effectuate the transfer of the IPO Co. Common Stock sold or disposed of by the undersigned.
The undersigned acknowledges and agrees that there will be placed on certificates representing IPO Co. Common Stock (or on confirmations and account statements for shares of IPO Co. Common Stock held in book-entry form) received by the undersigned in the Merger or held by a transferee thereof a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”
The undersigned acknowledges and agrees that the legend and stop orders set forth above will be removed (i) upon receipt of evidence or representations satisfactory to IPO Co. that the IPO Co. Common Stock represented by such certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145 (as such rule may be hereafter amended) or if such certificates are being or have been sold in a transfer registered under the Act or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to IPO Co. from counsel reasonably satisfactory to IPO Co. to the effect that such legends are no longer required for purposes of the Act.
The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of securities and (ii) the receipt by AREP Oil & Gas of this letter is an inducement and a condition to AREP Oil & Gas’s obligations to consummate the Merger.
Very truly yours,
[STOCKHOLDER]

ACKNOWLEDGED AND AGREED
as of the date first written above:

NEG IPOCO, INC.

By:

Name:
Title:

EXHIBIT B
Certain Financing and Other Transactions
THE FOLLOWING LIST IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DEBT FINANCING TERM SHEETS PREVIOUSLY DELIVERED BY AREP OIL & GAS TO THE COMPANY (THE “TERM SHEETS”), THE CONTENTS OF WHICH ARE INCORPORATED HEREIN AND MADE A PART OF THIS EXHIBIT B.
1.	Prior to the Effective Time of the Merger, the shares of common stock of the Company held by AREP Oil & Gas will be distributed to AREH. The lien on such shares in favor of the Lenders (as defined below) will be released immediately following the conversion of such shares into IPO Co. Common Stock in the Merger.

2.	Immediately following the Effective Time of the Merger, the Company’s membership interest in NEG Holding LLC will be contributed to AREP Oil & Gas LLC.

3.	On the day prior to consummation of the IPO Transaction, AREP Oil and Gas shall have the right to surrender to the Company for cancellation all of the Company’s 10.75% Senior Notes due November 2006, in exchange for which the Company will transfer to AREP Oil & Gas the Company’s right to receive the “NEG Priority Amount” (as such term is defined in the limited liability company operating agreement of NEG Holding LLC) from NEG Holding LLC.

4.	Prior to or simultaneously with consummation of the IPO Transaction, AREP Oil & Gas may enter into a $500,000,000 Senior Secured Revolving Credit Agreement with Citicorp USA, Inc., Bear Stearns & Co., Inc. and certain financial institutions. **

5.	Prior to or simultaneously with consummation of the IPO Transaction, AREP Oil & Gas may enter into (i) a $200,000,000 Second Lien Senior Secured Term Loan Agreement with Citicorp USA, Inc., Bear Stearns & Co., Inc. and certain financial institutions or (ii) a $200,000,000 high yield bond offering. **

6.	The proceeds of the loans described in items (4) and (5) above (and the footnotes thereto) (the “Loans”) will be used as follows:
(a)	A portion of the initial Loans (in an amount equal to the face amount of the purchased notes) will be used by AREP Oil & Gas to purchase the notes (and mortgages securing such notes) made by NEG Operating, LLC, a Delaware limited liability company (“NEGO”), under that certain Credit Agreement dated as of December 29, 2003 among NEGO and certain financial institutions

** AREP Oil & Gas , IPO Co. or their affiliates may, in their discretion, enter into other debt financing transactions, whether in the form of secured or unsecured indebtedness, as “bank debt”, bonds or other arrangements, and in any amount, so long as the adjustment set forth in Section 1.7(b) of the Agreement is made to reflect such indebtedness.

presently providing for aggregate commitments of $145 million (the “Mizuho Facility”). The credit facility so purchased shall be restated by an intercompany credit facility from NEGO to AREP Oil & Gas in the same or a greater amount (the “Restated Mizuho Note”).

(b)	A portion of the initial Loans (anticipated to be approximately $85 million) will be lent by AREP Oil & Gas to National Onshore to enable it to repay its indebtedness incurred in or about November 2005 to an affiliate to enable it to make an acquisition of oil and gas properties.

(c)	The remainder of the proceeds of the initial Loans (after payment of all fees associated with the Loans), together with all other cash and cash equivalents held by AREP Oil & Gas, National Onshore and National Offshore (except for such reserves required to be retained by AREP Oil & Gas pursuant to the terms of the Loans), may be used by AREP Oil & Gas to pay a dividend or distribution to AREH or any of its subsidiaries that is an owner of AREP Oil & Gas.
7.	There will be a distribution of some or all of the intercompany notes given to AREP Oil & Gas by the Company, National Onshore and National Offshore (but excluding the Restated Mizuho Note), provided that the notes so distributed have first been pledged to the Collateral Agent under the Loans, the notes so distributed are immediately contributed by AREH to a new subsidiary of AREH (“Debt Holdco”) whose sole permitted business and purpose is to hold such notes as investments, Debt Holdco expressly acknowledges that such notes are subject to pledges and also guaranties the Loans, and all rights to receive interest payments (rather than principal) on such notes are retained by AREP Oil & Gas.

8.	In connection with closing of the Loans, the existing hedges of National Onshore, National Offshore and the Company will be novated to provide that the counterparties thereto will be AREP Oil & Gas and various lenders under the Loans (the “Lenders”) rather than National Onshore, National Offshore and the Company and counterparties that do not become Lenders. All cash collateral supporting these hedges will be distributed to AREH or affiliates of AREH. The novated hedge transactions, together with any additional hedges entered into by AREP Oil & Gas and any Lender will be secured pro rata with the Loans.

9.	AREP Oil & Gas may use the funds it receives in the IPO Transaction for the following purposes:
(a)	AREP Oil & Gas may lend up to $210 million to the Company, National Onshore and National Offshore under new intercompany notes, who will use the funds so lent to prepay their notes owing to Debt Holdco, including accrued but unpaid interest.

(b)	AREP Oil & Gas will repay the lesser of the remaining net proceeds after payment of the above or $125 million on the revolving Loan, which repayment will not reduce the commitments or the Borrowing Base under the revolving Loan then in effect but will instead provide additional liquidity to AREP Oil & Gas.

(c)	AREP Oil & Gas may lend any remaining proceeds to the Company, National Onshore and National Offshore under new intercompany notes, to allow them to prepay in full their notes owing to Debt Holdco.

(d)	AREP Oil & Gas may use any remaining proceeds from the IPO Transaction (after payment of all fees associated with the IPO Transaction), together with all other cash and cash equivalents held by AREP Oil & Gas, National Onshore and National Offshore (except for such reserves required to be retained by AREP Oil & Gas pursuant to the terms of the Loans) to pay a dividend or distribution to AREH.

EXHIBIT C
Form of Certificate of Incorporation of IPO Co.
CERTIFICATE OF INCORPORATION
OF
NEG IPOCO, INC.
     The undersigned, American Real Estate Holdings Limited Partnership, a Delaware limited partnership, for the purposes of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and generally known as the “General Corporation Law of the State of Delaware”), hereby certifies that:
     FIRST: The name of the corporation (hereinafter called the “Corporation”) is NEG IPOCO, INC.
     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
     THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares which the Corporation shall have authority to issue is 51,000,001, consisting of 50,000,000 shares of Common Stock, all of a par value of one cent ($.01) each (“Common Stock”), 1 share of Class B Common Stock, with a par value of one cent ($.01) (“Class B Common Stock”), and 1,000,000 shares of Preferred Stock, all of a par value of one cent ($.01) each (“Preferred Stock”). The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:
          I. Preferred Stock
               A. The Preferred Stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled in any and all such series shall not exceed the total number of shares of preferred stock hereinabove authorized.
               B. To the fullest extent permitted by law, authority is hereby vested in the Board of Directors from time to time to authorize the issuance of one or more series of preferred stock and, in connection with the creation of such series, to fix by resolution or resolutions providing for the issuance of shares thereof the rights, preferences and powers of each such series including, without limitation, the following:
               1. the number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;
               2. whether the shares of such series shall have voting rights or powers, full or limited, or no voting rights or powers, and if any, the terms of such voting rights or powers;
               3. the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;
               4. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;
               5. the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;
               6. whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
               7. whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;
               8. the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock (as defined below) or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;
               9. the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and
               10. any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article Fourth or any resolution of the Board of Directors pursuant hereto.
               II. Common Stock and Class B Common Stock. Except as otherwise provided in this Section II or as otherwise required by applicable law, all shares of Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
               A. Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights and powers of any series of Preferred Stock, the holders of the outstanding shares of Common Stock and Class B Common Stock together shall exclusively possess all voting rights and power for the election of directors and for all other purposes. Each holder of record of shares of Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation. Except as set forth in Article Eleventh or as otherwise required by law, the Common Stock and the Class B Common Stock shall vote together as a single class on all matters, and shall not be entitled to vote as a separate class on any matter submitted to a vote of the shareholders of the Corporation.
               1. At such time as there are no shares of Common Stock outstanding, the holders of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock.
               2. At such time as there are shares of Common Stock outstanding, the holder of Class B Common Stock shall be entitled, with respect to the Class B Common Stock held by such holder, to such number of votes equal to (i) the total number of shares of Common Stock from time to time issuable upon conversion of all membership interests in AREP Oil & Gas LLC held by such holder at the close of business on the record date for the vote on the matter in question, divided by (ii) the number of shares of Class B Common Stock held by such holder.
          B. Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this Article Fourth, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise. The holders of Class B Common Stock are not entitled to the payment of dividends.
          C. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this Article Fourth, the holders of Common Stock and Class B Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably accordingly to the number of shares held by each such holder, an amount equal to the par value per share (adjusted to reflect stock splits, combinations and dividends since the original date of issuance). After the payment in full of the amount described in the immediately preceding sentence to the holders of Common Stock and Class B Common Stock, the holders of the Common Stock shall be entitled to receive ratably, in accordance with the number of shares held by each such holder, all of the remaining assets of the Corporation available for distribution to the holders of Common Stock, and the holders of Class B Common Stock shall not be entitled to share in the distribution of such remaining assets.
     FIFTH: The name and the mailing address of the incorporator is as follows:

Name	Address
American Real Estate Holdings	100 South Bedford Rd.
Limited Partnership	Mt. Kisco, NY 10549
     SIXTH: The Corporation shall have perpetual existence.
     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
          1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.
          2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.
          3. Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware.
          4. The Corporation shall not adopt or approve the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware other than by an amendment to this Certificate of Incorporation duly adopted by the stockholders of the Corporation.
     EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.
     NINTH: The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     TENTH: Provisions Relating to the Founding Stockholders.
          1. Founding Stockholders. In anticipation that the Founding Stockholders and the Corporation may engage, directly or indirectly, in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Founding Stockholders (including potential service of officers, directors, members, stockholders, partners or employees of the Founding Stockholders as officers, directors and employees of the Corporation), the provisions of this Article Tenth are set forth to regulate, define and guide, to the fullest extent permitted by the General Corporation Law of the State of Delaware, the conduct of certain affairs of the Corporation as they may involve the Founding Stockholders and their respective officers, directors, members, partners, stockholders and employees and the powers, rights and duties of the Corporation and the Founding Stockholders and their respective officers, directors, members, partners, stockholders and employees in connection therewith. The following provisions shall be applicable to the maximum extent permitted by applicable Delaware law.
          2. Competition and Corporate Opportunities. None of the Founding Stockholders or any director, officer, member, partner, stockholder or employee of any Founding Stockholder (each, acting in such capacity, a “ Specified Party ”), independently or with others, shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation and that might be in direct or indirect competition with the Corporation. In the event that any Founding Stockholder or Specified Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any Founding Stockholder or Specified Party, as applicable, and the Corporation, none of the Founding Stockholders or Specified Parties shall have any duty to communicate or offer such corporate opportunity to the Corporation, and any Founding Stockholder and Specified Party shall be entitled to pursue or acquire such corporate opportunity for itself or to direct such corporate opportunity to another person or entity and the Corporation shall have no right in or to such corporate opportunity or to any income or proceeds derived therefrom.
          3. Allocation of Corporate Opportunities.
               a. To the maximum extent permitted by applicable Delaware law, in the event that a director, officer or employee of the Corporation who is also a Founding Stockholder or Specified Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity or otherwise is then exploiting any corporate opportunity, subject to Section 3(b) of this Article Tenth, the Corporation shall have no interest in such corporate opportunity and no expectation that any corporate opportunity be offered to the Corporation, any such interest or expectation being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Founding Stockholder or Specified Party (i) shall have no duty to communicate or present such corporate opportunity to the Corporation, (ii) shall have the right to hold any such corporate opportunity for its own account or to recommend, sell, assign or transfer such corporate opportunity to persons other than the Corporation and (iii) shall not breach any fiduciary duty to the Corporation by reason of the fact that such Founding Stockholder or Specified Party pursues or acquires any such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.
               b. Notwithstanding the provisions of Sections 2 and 3(a) of this Article Tenth, the Corporation does not renounce any interest or expectation it may have in any corporate opportunity that is offered to any Founding Stockholder or Specified Party, if such opportunity is expressly offered to such Founding Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as a director, officer or employee of the Corporation.
               c. No amendment or repeal of this Section 3 of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any Founding Stockholder or Specified Party for or with respect to any corporate opportunity of which such Founding Stockholder or Specified Party becomes aware prior to such amendment or repeal.
          4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Tenth, a corporate opportunity shall not be deemed to belong to the Corporation, and the Corporation hereby renounces any interest therein, if it is a business opportunity that the Corporation is not financially able, contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectation.
          5. Certain Definitions. For purposes of this Article Tenth only, (i) the term “Corporation” shall mean the Corporation and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests, except that for purposes of determining those persons who are directors of the Corporation, such term shall mean the Corporation without regard to any other entities in which it may hold an interest, (ii) the term “Founding Stockholder” shall mean American Real Estate Partners, L.P. (“AREP”) and its affiliates (other than the Corporation) and any other persons in which AREP or any such affiliate has any direct or indirect voting or economic interest, (iii) the term “affiliate”, when used with reference to any person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, (iv) the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and (v) the term “person” shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.
          6. Expiration of Certain Provisions. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of this Article Tenth shall expire as to any Specified Party on the date that such person ceases to be a Specified Party. Neither the alteration, amendment, change or repeal of any provision of this Article Tenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise prior to such alteration, amendment, repeal or adoption.
          7. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.
     ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Eleventh; provided, however, that so long as both shares of Common Stock and Class B Common Stock remain outstanding, the Class B Common Stock and the rights of the holders thereof shall not be subject to redemption, change, modification or amendment (whether by merger, consolidation or otherwise), whether directly or indirectly, without the affirmative vote of the holders of 100% of the outstanding shares of Class B Common Stock. Without limiting the foregoing, in addition to any other approval required by applicable law or this Certificate of Incorporation, any issuance of Class B Common Stock (other than the initial issuance thereof) and any change to (i) Section II of Article Fourth, (ii) this Article Eleventh or (iii) any definitions pertaining thereto, shall require the affirmative vote of 100% of the outstanding shares of Class B Common Stock.
     TWELFTH: The Corporation expressly elects not be governed by Section 203 of the General Corporation Law of the State of Delaware.

     Signed on the 6th day of December, 2005.

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP By: American Property Investors, Inc.

By:	/s/ Keith Meister
Name: Keith Meister
Title: Chief Executive Officer

Schedule 1.7
Calculation of Percentage
all numbers below are hypothetical assumptions used solely for the purpose of this example
Assumptions for Merger
1. Following the Merger, capital accounts in AREP Oil & Gas will be reflected at Fair Market Value.
2. Assume that, following the Merger, (i) the NEG Holding LLC interest is contributed to AREP Oil & Gas and (ii) capital accounts in AREP Oil & Gas are as follows: (x) AREH, $920, and (y) IPO Co., $80.
3. Assume that net indebtedness of the Enterprise is $500 million immediately prior to or simultaneously with the consummation of the IPO Transaction.
Result
Stock held in IPO Co. would be as follows: (i) AREH, 25,050,001 common; (ii) NEG public holders, 24,949,999 common; and (iii) AREH, 1 Class B Common.
Assumptions for IPO
IPO Co. raises $380 and contributes this amount to AREP Oil & Gas and issues 232,485,878 shares of common stock to its new public stockholders (the “New Holders”).
Result
A. The capital accounts in AREP Oil & Gas are as follows: (i) AREH, $920; and (ii) IPO Co., $460. Following $250 distribution to AREH, AREH’s capital account is reduced to $670.
B. The holders of IPO Co. stock are as follows:
(i) AREH, 25,050,001 common
(ii) NEG public holders, 24,949,999 common
(iii) New Holders, 232,485,878 common
(iv) AREH, 1 Class B Common
C. The interest of AREH in AREP Oil & Gas is convertible into 411,432,340 shares of IPO Co. Common Stock (the “Convertible Amount”). The Class B Common share is entitled to a number of votes as a common holder equal to the Convertible Amount.

Debt Adjustment
If net indebtedness of the Enterprise is not $500 million immediately prior to or simultaneously with the consummation of the IPO Transaction, then the Percentage shall be adjusted in accordance with the following examples:
Example 1
If net indebtedness of the Enterprise is $500 million immediately prior to or simultaneously with consummation of the IPO Transaction, then the Percentage shall be 7.990%
Example 2
If net indebtedness of the Enterprise is $430 million immediately prior to or simultaneously with consummation of the IPO Transaction, then the Percentage shall be calculated as follows:
7.990 — (0.6322 x 70/100) = 7.54746%
Example 3
If net indebtedness of the Enterprise is $350 million immediately prior to or simultaneously with consummation of the IPO Transaction, then the Percentage shall be calculated as follows:
7.990 — (0.6322 x 150/100) = 7.0417%
Example 4
If net indebtedness of the Enterprise is $570 million immediately prior to or simultaneously with consummation of the IPO Transaction, then the Percentage shall be calculated as follows:
7.990 + (0.6322 x 70/100) = 8.43254%
Example 5
If net indebtedness of the Enterprise is $650 million immediately prior to or simultaneously with consummation of the IPO Transaction, then the Percentage shall be calculated as follows:
7.990 + (0.6322 x 150/100) = 8.9383%

Schedule 4.11
Affiliates
Bob G. Alexander
AREP Oil & Gas LLC
Randall D. Cooley
Philip D. Devlin
Martin L. Hirsch
Robert H. Kite
Robert J. Mitchell
Jack G. Wasserman